Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

October 25, 2016
First Busey Announces 2016 Third Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress made from the quarter ended September 30, 2015 with positive impacts from the Pulaski merger:

• Fully-diluted earnings per share of $0.40, up 11.1%	• Return on average tangible common equity of 13.16%, up from 12.33%
• Net income available to common stockholders of $15.4 million, up 47.7%	• Return on average assets of 1.10%, up from 1.05%
• Total net interest income of $44.1 million, up 56.5%	• Total average gross loans of $4.055 billion, up 59.4%
• Total non-interest income of $20.7 million, up 30.6%	• Average non-interest bearing deposits of $1.024 billion, up 43.9%

First Busey Corporation's (the "Company") net income and net income available to common stockholders for the third quarter of 2016 was $15.4 million, or $0.40 per fully-diluted common share.  The Company reported net income and net income available to common stockholders of $12.4 million, or $0.35 per fully-diluted common share, for the second quarter of 2016 and net income of $10.6 million and net income available to common stockholders of $10.4 million, or $0.36 per fully-diluted common share for the third quarter of 2015. The 2016 results benefitted from the acquisition of Pulaski Financial Corp. ("Pulaski"), headquartered in St. Louis, Missouri, and the operations of its banking subsidiary, Pulaski Bank, National Association ("Pulaski Bank"), since the closing of the transaction on April 30, 2016.

The Company's year-to-date net income and net income available to common stockholders through September 30, 2016 was $38.2 million, or $1.11 per fully-diluted common share, compared to net income of $28.3 million and net income available to common stockholders of $27.8 million, or $0.95 per fully-diluted common share, for the comparable period of 2015.  Year-to-date net income available to common stockholders through September 30, 2016 increased 37.7% over the comparable period of 2015.

During the third quarter of 2016, the Company incurred $0.8 million of pre-tax expenses related to the Pulaski acquisition, comprised primarily of data processing, legal, consulting and restructuring costs, compared to $2.0 million in the second quarter of 2016.  Additional significant pre-tax items incurred by the Company during the third quarter of 2016 included $0.7 million of branch fixed asset impairments, and $1.3 million in Wealth management division restructuring costs offset by a $0.7 million gain on sale of other real estate owned.  Excluding these items, the Company's net income available to common stockholders for the third quarter of 2016 would have been $16.7 million or $0.43 per fully-diluted common share.  Non-recurring expenses relating to the integration of Pulaski may cause a temporary rise in expenses in the fourth quarter of 2016; however, the Company expects to realize operating efficiencies creating a positive impact on earnings in 2017.

Overall, financial results for the second and third quarters of 2016 were significantly impacted by the Pulaski acquisition, resetting the baseline for financial performance in current and future quarters in a multitude of positive ways.  At the date of the merger, the fair value of Pulaski's total assets was $1.6 billion, including $1.4 billion in loans, and $1.2 billion in deposits.  Net income before taxes was positively impacted by $1.7 million of Pulaski purchase accounting amortization for the third quarter of 2016 and $1.3 million for the second quarter of 2016, net of amortization expense of intangibles.  Additionally, loan loss provision expense of $2.0 million was recorded on new and renewed Pulaski loan production for the third quarter of 2016 and $0.6 million was recorded for the second quarter of 2016, with further details provided under the Asset Quality discussion below.

Balance Sheet Growth:  Gross portfolio loans increased to $3.808 billion in the third quarter of 2016 compared to $3.781 billion in the second quarter of 2016 and $2.565 billion in the third quarter of 2015.  The growth during the twelve-month period was primarily due to the Pulaski acquisition.  In addition, during the quarter ended September 30, 2016, the Company saw a favorable shift in the mix of its portfolio loans, which included an increase of $59.5 million in commercial loans, partially offset by a $29.8 million decrease in commercial real estate and construction loans compared to second quarter of 2016.

Based on strong residential loan demand, the balance of loans held for sale remained elevated at $266.4 million on September 30, 2016, following a similarly sizable balance of $278.1 million as of June 30, 2016.  The amount of loans held for sale significantly increased compared to $15.7 million on September 30, 2015, with Pulaski contributing $241.9 million of the balance at September 30, 2016.  The increased loans held for sale balance adds positive momentum going into the fourth quarter by generating net interest income until loans are delivered to investors, at which point the gains on sale of loans will be recognized.

Average non-interest bearing deposits of $1.024 billion for the three months ended September 30, 2016 increased from $942.6 million for the three months ended June 30, 2016 and $711.7 million for the three months ended September 30, 2015.  Average non-interest bearing deposits represented 23.4% of total average deposits for the third quarter of 2016.  The Company remains strongly core deposit funded with solid liquidity and significant market share in the communities it serves.

Net interest income of $44.1 million in the third quarter of 2016 increased from $38.0 million in the second quarter of 2016 and $28.2 million in the third quarter of 2015.  Pulaski contributed $14.4 million of net interest income to the third quarter of 2016 inclusive of purchase accounting accretion and amortization of $2.2 million.  Pulaski related purchase accounting accretion and amortization was $1.7 million for the second quarter of 2016.  Net interest income for the first nine months of 2016 was $110.0 million compared to $82.2 million for the same period of 2015.

The net interest margin increased to 3.51% for the third quarter of 2016, compared to 3.32% for the second quarter of 2016, and 3.10% for the third quarter of 2015, which included a tax-equivalent adjustment of $0.8 million for the third quarter of 2016.  Average earning assets for the three months ended September 30, 2016 grew $416.3 million compared to the three months ended June 30, 2016, and $1.411 billion compared to the three months ended September 30, 2015.  The net interest margin for the first nine months of 2016 increased to 3.34%, which included a tax-equivalent adjustment of $2.1 million, compared to 3.06% for the same period of 2015, with a tax-equivalent adjustment of $1.6 million.

Capital Strength:  Due to continued strong financial performance, the Company will pay a cash dividend on October 28, 2016 of $0.17 per common share to stockholders of record as of October 21, 2016.  First Busey Corporation has an uninterrupted history of paying dividends to its common stockholders since the bank holding company was organized in 1980.

At the end of the third quarter of 2016, Busey Bank and Pulaski Bank continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  Further, the Company's Tangible Common Equity ("TCE") increased to $481.9 million at September 30, 2016, compared to $473.3 million at June 30, 2016 and $341.1 million at September 30, 2015.  TCE represented 8.80% of tangible assets at September 30, 2016, compared to 8.77% at June 30, 2016 and 8.90% at September 30, 2015.1

Asset Quality:  While much internal focus has been directed toward growth, the Company's commitment to credit quality remains strong.  The September 30, 2016 and June 30, 2016 asset metrics reflect the post combination results of acquiring Pulaski.  As of September 30, 2016, the Company reported a decrease in non-performing loans to $20.1 million compared to $22.8 million as of June 30, 2016 and $8.0 million as of September 30, 2015.  The reduction in non-performing loans in the third quarter of 2016 was positively impacted by a loan sale to outside parties of $7.6 million.

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax-effected goodwill and intangibles at the end of the reporting period.   Tangible assets, a non-GAAP metric, is defined as total assets less tax-effected goodwill and intangibles at the end of the reporting period.

The Company recorded net recoveries of $0.5 million for the third quarter of 2016, which were favorably impacted by the loan sale mentioned above, compared to net charge-offs of $0.9 million for the second quarter of 2016 and net charge-offs of $0.6 million for the third quarter of 2015.  The allowance for loan losses as a percentage of gross portfolio loans (exclusive of loans held for sale) increased to 1.26% at September 30, 2016 compared to 1.20% at June 30, 2016, but decreased from 1.84% at September 30, 2015. The Company recorded a provision for loan losses of $2.0 million in the third quarter of 2016, compared to $1.1 million in the second quarter of 2016 and $0.1 million in the third quarter of 2015.  For the first nine months of 2016, the provision for loan losses was $4.1 million, compared to $0.6 million for the same period of 2015.  The increase in provision for loan losses from 2015 was primarily driven by the Pulaski acquisition and resulting acquisition accounting, which does not permit the carryover of the allowance for loan losses on acquired loans.  Instead, these loans are carried net of a fair value adjustment made at the merger date for credit risk and interest rates and are included in the allowance calculation only to the extent that the reserve requirement exceeds such credit-related fair value adjustment.  However, as the acquired loans renew and as Pulaski Bank originates new loan production, it is necessary to establish an allowance for losses, which represents an amount that, in management's opinion, will be adequate to absorb probable credit losses.

With a continued commitment to asset quality and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities represented 38.9% of the Company's non-interest income for the quarter ended September 30, 2016, providing a balance to revenue from traditional banking activities.  As Pulaski had no legacy fee income in these businesses, the addition of these service offerings in Pulaski's markets is expected to provide attractive growth opportunities in future periods.

Trust fees and commissions and brokers' fees decreased seasonally to $5.3 million for the third quarter of 2016 compared to $5.7 million for the second quarter of 2016, but were stable compared to the third quarter of 2015.  Trust fees and commission and brokers' fees decreased to $17.2 million for the nine months ended September 30, 2016 compared to $17.8 million for the nine months ended September 30, 2015.  Income before income taxes from the wealth management segment decreased to $0.5 million for the third quarter of 2016 compared to $2.2 million for the second quarter of 2016, and $1.5 million for the third quarter of 2015.  Income before income taxes from the wealth management segment for the third quarter of 2016 was negatively impacted by the aforementioned restructuring costs of $1.3 million designed to increase efficiency and drive down future costs, as we continue to refine our operating model.  Income before income taxes for the wealth management segment was $4.9 million for the nine months ended September 30, 2016 compared to $6.0 million for the nine months ended September 30, 2015.

Remittance processing revenue remained stable at $2.8 million for the third quarter of 2016, compared to the second quarter of 2016, and decreased slightly from $2.9 million for the third quarter of 2015.  Remittance processing revenue increased to $8.6 million, for the nine months ended September 30, 2016 compared to $8.4 million for the nine months ended September 30, 2015.  Income before income taxes from the remittance processing segment was $0.8 million for the third quarter of 2016, unchanged from the second quarter of 2016 and the third quarter of 2015.  Income before income taxes was $2.3 million for the nine months ended September 30, 2016, which represented an increase of 4.9% from the nine months ended September 30, 2015.

The Company has historically held a leading position in its primary residential loan markets in Central Illinois, while Pulaski has been ranked among the top residential mortgage loan producers in the St. Louis and Kansas City markets.  These positions, combined with strong loan demand fueled by the improved housing market and continued low interest rates, resulted in gain on sales of residential loans totaling $4.4 million and $0.1 million generated from the sale of commercial loans for the third quarter of 2016.  By comparison, total gain on sales of loans were $3.2 million for the second quarter of 2016 and $1.5 million in the third quarter of 2015, with the increases predominantly resulting from the additional mortgage activity contributed by Pulaski.

In the first nine months of 2016, gain on sales of loans increased to $8.1 million from $4.8 million in the comparable period of 2015.  Beginning on January 1, 2016, the Company prospectively adopted an alternative conforming approach to the accounting for loan fees and costs for mortgage loans held for sale, which reclassifies origination costs, including related compensation expense from salary and wages, to gain on sales of loans.  On a comparative basis to the prior year, this reduced gains by $1.9 million for the first nine months of 2016 with a related reduction in non-interest expense, primarily in salaries and wages and employee benefits.

Operating Efficiency:  An active business outreach across the Company's footprint continues to support ongoing business expansion and will facilitate the full integration of Pulaski's operations with First Busey's.  Efficiency ratio, inclusive of acquisition and restructuring costs, of 58.03% for the third quarter of 2016 improved from 61.72% for the second quarter of 2016 and 60.80% for the third quarter of 2015.  Specific areas of operating performance are detailed as follows:

• Salaries and wages and employee benefits increased to $21.7 million in the third quarter of 2016 compared to $18.5 million in the second quarter of 2016, and $15.7 million in the third quarter of 2015.  In the first nine months of 2016, salaries and wages and employee benefits increased to $55.6 million compared to $48.4 million for the same period of 2015.  For the third quarter and first nine months of 2016, the change in salaries and wages and employee benefits was due to an increased number of employees resulting from the acquisition and $1.6 million in restructuring costs.  By the end of the third quarter of 2016, full-time equivalent employees ("FTEs") totaled 1,320, including 527 FTEs from Pulaski, down from 1,326 at June 30, 2016, and up from 789 at September 30, 2015.

• Data processing expense in the third quarter of 2016 decreased to $4.4 million, compared to $5.0 million in the second quarter of 2016 and increased from $3.0 million in the third quarter of 2015.  Data processing expense totaled $12.7 million for the first nine months of 2016, compared to $9.8 million for the same period of 2015. The increase for the nine-month period was primarily due to additional data processing expense related to Pulaski's operations and non-recurring software conversion expenses related to the acquisition.

• Other operating expenses decreased to $5.9 million in the third quarter of 2016, compared to $6.5 million in the second quarter of 2016, but were up from $4.3 million in the third quarter of 2015.  In the first nine months of 2016, other operating expenses increased to $16.9 million compared to $14.2 million for the same period of 2015, largely due to Pulaski acquisition related expenses.

Overview and Strategy:

Busey is honored to be recognized as one of the 2016 Best Places to Work in Illinois by Best Companies Group—a true testament to the unique culture of our organization. The survey and awards program recognizes and honors the best places of employment in Illinois benefiting the state's economy, workforce and businesses.  Further, Busey is grateful to be among the 2016 Best Banks to Work For by American Banker magazine and Best Companies Group. The program—which was established in 2013—identifies, recognizes and honors the best 60 banks to work for in the nation.

We are pleased to have completed the acquisition of Pulaski on April 30, 2016 as this transaction was strategically compelling and financially attractive.  We expect to continue to realize significant accretion to core earnings as a result of this transaction.  The addition of Pulaski rapidly accelerated growth in nearly every financial measure.  This acquisition creates a Midwest community bank with greater scale and improved operating efficiency, along with geographic and balance sheet diversification.  It is anticipated that Pulaski Bank will be merged with and into Busey Bank in the fourth quarter of 2016, as approved by Busey Bank's primary regulator.

Our priorities continue to focus around balance sheet strength, profitability and growth, in that order.  In 2015, we effected meaningful changes in our capital through the redemption of preferred stock and the execution of the reverse stock split.  These events will continue to provide benefits to our common stockholders in 2016, while supporting the continued strength of our Company.  With an active growth plan, our strong capital position, an attractive core funding base and a sound credit foundation, we feel confident that we are well positioned for the future.  As we better align our services to meet customer needs and deliver optimal value to our Pillars—customers, associates, communities and shareholders—the Company continues to evaluate its branch network and exercise active expense discipline.

As we acknowledge our continued success and the positive forward momentum of our Company, we are grateful for the opportunity to continually earn the business of our customers, based on the contributions of our talented associates and the loyal support of our stockholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Nine Months Ended
	September 30,	June 30,	December 31,	September 30,	September 30,	September 30,
	2016	2016	2015	2015	2016	2015
EARNINGS & PER SHARE DATA
Net income	$15,422	$12,383	$10,683	$10,626	$38,239	$28,323
Income available to common stockholders[2]	15,422	12,383	10,528	10,444	38,239	27,778
Revenue[3]	64,865	56,377	45,513	44,084	164,963	130,714
Fully-diluted earnings per share	0.40	0.35	0.36	0.36	1.11	0.95
Cash dividends paid per share	0.17	0.17	0.17	0.15	0.51	0.45

Net income by operating segment
Banking	$15,591	$12,422	$10,508	$9,733	$37,716	$25,518
Remittance Processing	486	451	380	479	1,394	1,329
Wealth Management	284	1,296	1,131	894	2,902	3,590

AVERAGE BALANCES
Cash and cash equivalents	$281,103	$388,087	$245,721	$284,622	$323,701	$351,397
Investment securities	833,563	850,791	926,658	946,460	848,181	899,453
Gross portfolio loans	3,797,567	3,377,087	2,581,873	2,528,099	3,254,698	2,492,564
Held for sale loans	257,893	134,028	7,957	16,817	133,216	16,211
Earning assets	5,094,884	4,678,632	3,703,078	3,684,379	4,490,529	3,667,661
Total assets	5,499,218	5,021,325	3,930,571	3,934,398	4,811,646	3,918,447

Non-interest bearing deposits	1,023,963	942,553	730,715	711,703	912,006	713,520
Interest-bearing deposits	3,347,620	3,069,158	2,440,128	2,471,742	2,951,967	2,454,272
Total deposits	4,371,583	4,011,711	3,170,843	3,183,445	3,863,973	3,167,792
Securities sold under agreements to repurchase and federal funds purchased	188,557	178,826	184,782	174,352	177,074	177,937
Interest-bearing liabilities	3,834,011	3,527,059	2,738,116	2,751,094	3,366,565	2,737,330
Total liabilities	4,910,372	4,508,452	3,497,742	3,491,333	4,318,486	3,478,767
Stockholders' equity-common	588,846	512,873	371,223	370,401	493,160	367,016
Tangible stockholders' equity-common[4]	466,100	419,954	337,779	336,139	410,238	332,151

PERFORMANCE RATIOS
Return on average assets[5]	1.10%	0.99%	1.08%	1.05%	1.06%	0.95%
Return on average common equity[5]	10.42%	9.71%	11.25%	11.19%	10.36%	10.12%
Return on average tangible common equity[5]	13.16%	11.86%	12.36%	12.33%	12.45%	11.18%
Net interest margin[5,6]	3.51%	3.32%	3.23%	3.10%	3.34%	3.06%
Efficiency ratio[7]	58.03%	61.72%	59.81%	60.80%	60.03%	63.90%
Non-interest revenue as a % of total revenues[3]	31.96%	32.68%	34.97%	36.04%	33.30%	37.10%

[1] Results are unaudited and all share and per share information has been restated for all prior periods presented in this and all subsequent financial disclosures giving retroactive effect to the reverse stock split effective on September 8, 2015

[2] Net income available to common stockholders, net of preferred dividends
[3] Revenues consist of net interest income plus non-interest income, net of security gains and losses
[4] Tangible stockholders' equity-common, a non-GAAP metric, is defined as average common equity less average goodwill and intangibles
[5] Annualized and calculated on net income available to common stockholders
6 On a tax-equivalent basis, assuming a federal income tax rate of 35%
[7] Net of security gains and losses and intangible charges

Condensed Consolidated Balance Sheets[1]	As of
(in thousands, except per share data)	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015
Assets
Cash and cash equivalents	$360,835	$267,072	$319,280	$175,145
Investment securities	825,143	852,380	884,670	952,578

Commercial loans	2,715,580	2,685,933	1,961,573	1,909,853
Retail real estate and retail other loans	1,092,033	1,095,033	666,166	655,467
Gross portfolio loans	3,807,613	3,780,966	2,627,739	2,565,320
Held for sale loans	266,382	278,125	9,351	15,694
Gross loans	$4,073,995	$4,059,091	$2,637,090	$2,581,014

Allowance for loan losses	(47,847)	(45,358)	(47,487)	(47,212)
Premises and equipment	80,287	81,009	63,088	63,880
Goodwill and other intangibles	122,099	123,206	32,942	33,750
Other assets	177,729	172,799	109,393	104,410
Total assets	$5,592,241	$5,510,199	$3,998,976	$3,863,565

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$996,750	$1,045,180	$881,685	$677,791
Interest checking, savings, and money market deposits	2,511,914	2,450,316	1,949,370	1,954,739
Time deposits	827,842	889,013	458,051	478,000
Total deposits	$4,336,506	$4,384,509	$3,289,106	$3,110,530

Securities sold under agreements to repurchase	212,363	173,726	172,972	176,961
Short-term borrowings	246,700	166,200	-	-
Long-term debt	80,000	80,000	80,000	50,000
Junior subordinated debt owed to unconsolidated trusts	70,834	70,801	55,000	55,000
Other liabilities	49,764	46,846	28,712	26,846
Total liabilities	$4,996,167	$4,922,082	$3,625,790	$3,419,337
Total stockholders' equity	$596,074	$588,117	$373,186	$444,228
Total liabilities & stockholders' equity	$5,592,241	$5,510,199	$3,998,976	$3,863,565

Share Data
Book value per common share	$15.60	$15.41	$13.01	$12.95
Tangible book value per common share[2]	$12.41	$12.18	$11.86	$11.77
Ending number of common shares outstanding	38,207	38,162	28,695	28,693

[1] Results are unaudited except for amounts reported as of December 31, 2015
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015

Gross loans	$4,073,995	$4,059,091	$2,637,090	$2,581,014
Non-performing loans
Non-accrual loans	16,253	22,443	12,748	7,875
Loans 90+ days past due	3,830	334	15	158
Non-performing loans, segregated by geography
Illinois/ Indiana	16,169	10,860	11,732	6,710
Missouri	3,258	10,944	-	-
Florida	656	973	1,031	1,323
Loans 30-89 days past due	7,709	9,754	3,282	2,511
Other non-performing assets	2,324	3,267	783	84
Non-performing assets to total gross loans and non-performing assets	0.55%	0.64%	0.51%	0.31%
Allowance as a percentage of non-performing loans	238.20%	199.14%	372.07%	587.73%
Allowance for loan losses to gross loans	1.17%	1.12%	1.80%	1.83%
Allowance for loan losses to gross portfolio loans	1.26%	1.20%	1.81%	1.84%
Net (recoveries) charge-offs	(539)	913	725	608
Provision expense	1,950	1,100	1,000	100

[1] Results are unaudited except for amounts reported as of December 31, 2015

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)
	For the		For the
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Interest and fees on loans	$43,002	$25,099	$104,333	$73,851
Interest on investment securities	4,186	4,631	12,917	13,052
Total interest income	$47,188	$29,730	$117,250	$86,903

Interest on deposits	2,099	1,175	4,998	3,624
Interest on short-term borrowings	365	44	735	132
Interest on long-term debt	55	10	155	31
Junior subordinated debt owed to unconsolidated trusts	538	306	1,337	900
Total interest expense	$3,057	$1,535	$7,225	$4,687

Net interest income	$44,131	$28,195	$110,025	$82,216
Provision for loan losses	1,950	100	4,050	600
Net interest income after provision for loan losses	$42,181	$28,095	$105,975	$81,616

Trust fees	4,520	4,542	15,112	15,385
Commissions and brokers' fees	740	799	2,095	2,402
Fees for customer services	6,495	4,926	17,074	14,175
Remittance processing	2,803	2,897	8,558	8,372
Gain on sales of loans	4,526	1,549	8,130	4,843
Net security (losses) gains	11	-	1,230	(21)
Other	1,650	1,176	3,969	3,321
Total non-interest income	$20,745	$15,889	$56,168	$48,477

Salaries and wages	17,197	13,365	44,103	41,181
Employee benefits	4,519	2,352	11,472	7,215
Net occupancy expense	3,401	2,090	8,300	6,496
Furniture and equipment expense	1,836	1,319	4,564	3,793
Data processing expense	4,430	3,082	12,677	9,843
Amortization expense	1,282	807	3,157	2,384
Regulatory expense	802	610	2,274	1,813
Other operating expenses	5,948	4,325	16,904	14,217
Total non-interest expense	$39,415	$27,950	$103,451	$86,942

Income before income taxes	$23,511	$16,034	$58,692	$43,151
Income taxes	8,089	5,408	20,453	14,828
Net income	$15,422	$10,626	$38,239	$28,323
Preferred stock dividends	$-	$182	$-	$545
Income available for common stockholders	$15,422	$10,444	$38,239	$27,778

Per Share Data
Basic earnings per common share	$0.40	$0.36	$1.12	$0.96
Fully-diluted earnings per common share	$0.40	$0.36	$1.11	$0.95
Diluted average common shares outstanding	38,654	29,142	34,318	29,163

Corporate Profile

As of September 30, 2016, First Busey Corporation (Nasdaq: BUSE) was a $5.6 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, a wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and six banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.9 billion as of September 30, 2016.

Pulaski Bank, National Association, First Busey Corporation's other wholly-owned bank subsidiary, offers a full line of quality retail and commercial banking products through thirteen full-service banking centers in the St. Louis metropolitan area.  The Bank also offers mortgage loan products through loan production offices in the St. Louis, Kansas City, Chicago and Omaha-Council Bluffs metropolitan areas and other locations across the Midwest.  Pulaski Bank had total assets of $1.7 billion as of September 30, 2016.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 27 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of September 30, 2016, Busey Wealth Management's assets under care were approximately $5.2 billion.

For more information about us, visit www.busey.com and www.pulaskibank.com.

Contacts:

Robin N. Elliott, Chief Operating Officer & Chief Financial Officer, 217-365-4120

Susan K. Miller, Chief Accounting Officer & Deputy Chief Financial Officer, 217-365-4578

Special Note Concerning Forward-Looking Statements
Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national, and international economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning First Busey's general business (including the impact of the Dodd-Frank Act and the extensive regulations to be promulgated thereunder, as well as the Basel III Rules); (iv) changes in interest rates and prepayment rates of First Busey's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions (including the acquisition of Pulaski), which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving First Busey;  (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning First Busey and its business, including additional factors that could materially affect its financial results, is included in First Busey's filings with the Securities and Exchange Commission.